Exhibit 99.1

Brand Energy & Infrastructure Services, Inc. Extends Expiration Date For Tender Offer and Consent Solicitation With Respect to Outstanding 13% Senior Subordinated Pay-In-Kind Notes Due 2013

KENNESAW, Georgia (February 1, 2007) --- Brand Energy & Infrastructure Services, Inc.  (the “Company”) announced today that, in connection with its previously announced tender offer and consent solicitation for any and all of its outstanding 13% Senior Subordinated Pay-In-Kind Notes due 2013, which commenced January 3, 2007, it has extended the time by which holders must tender notes in response to the tender offer.  The tender offer, which was scheduled to expire at 5:00 p.m., New York City time, on February 1, 2007, has been extended to 5:00 p.m., New York City time, on February 6, 2007, unless further extended.

Except for the modification described above, all of the terms and conditions of the tender offer and consent solicitation remain unchanged.

As of 5:00 p.m., New York City time, on January 31, 2007, tenders and consents had been received with respect to approximately 99.99% of the outstanding principal amount of the notes.

Holders of notes may not tender notes without delivering consents and may not deliver consents without tendering notes.  The obligation of the Company to accept for payment and purchase the notes in the tender offer, and pay for the related consents, remains conditioned on, among other things, the consummation of the Company’s sale of its common stock to FR Brand Acquisition Corp., an entity majority-owned by funds sponsored by First Reserve Corporation, as described in more detail in the offer to purchase and consent solicitation statement.

This announcement is neither an offer to purchase, nor a solicitation of an offer to purchase, nor a solicitation of tenders or consents with respect to, any notes. The tender offer and the consent solicitation are being made solely pursuant to the offer to purchase and consent solicitation statement and the related letter of transmittal.

The Company has retained Credit Suisse Securities (USA) LLC to serve as the dealer manager and solicitation agent for the tender offer and the consent solicitation. Questions regarding the tender offer and the consent solicitation may be directed to Credit Suisse Securities (USA) LLC at (800) 820-1653 (toll free) or (212) 538-0652 (collect). Requests for documents in connection with the tender offer and the consent solicitation may be directed to D.F. King & Co., Inc., the information agent for the tender offer and the consent solicitation, at (800) 949-2583.

FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements that are subject to risks and uncertainties.  Forward-looking statements give our current expectations and projections relating to the financial condition, results of operations, plans, objectives, future performance and business of the Company and its subsidiaries.  You can identify these statements by the fact that they do not relate strictly to historical or current facts.  These statements may include words such as “anticipate,” “believe,” “estimate,” “could,” “expect,” “future,” “intend,” “plan,” “predict,” “project,” “will” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Our future results could differ materially from those expected or anticipated in the forward-looking statements.